Exhibit (a)(19)

TRUSTEE AUTHORIZATION TO ESTABLISH

ADDITIONAL SERIES OF SHARES

OF THE TIAA-CREF FUNDS

In accordance with Section 4.9.2 of the Declaration of Trust of the TIAA-CREF Funds (the “Trust”), dated April 15, 1999, as amended, and the approval of the Trust’s Board of Trustees at its May 12, 2015 meeting, the undersigned Trustees of the Trust hereby establish the following additional separate and distinct series of shares of the Trust:

TIAA-CREF Short-Term Bond Index Fund

TIAA-CREF Social Choice International Equity Fund

TIAA-CREF Social Choice Low Carbon Equity Fund

Furthermore, each new series shall be authorized to issue shares in four different share class designations: Institutional Class, Retirement Class, Premier Class and Retail Class.

IN WITNESS WHEREOF, the Trustees of the Trust have executed this instrument the 12th day of May, 2015.

/s/Forrest Berkley	/s/Nancy L. Jacob
Forrest Berkley	Nancy L. Jacob

/s/Nancy A. Eckl	/s/Bridget A. Macaskill
Nancy A. Eckl	Bridget A. Macaskill

/s/James M. Poterba	/s/Michael A. Forrester
James M. Poterba	Michael A. Forrester

/s/Maceo K. Sloan	/s/Howell E. Jackson
Maceo K. Sloan	Howell E. Jackson

/s/Laura T. Starks	/s/Thomas J. Kenny
Laura T. Starks	Thomas J. Kenny